Exhibit 99.1

Garmin Ltd. Announces Preliminary Second Quarter 2015 Results and Updates Full Year 2015 Guidance

SCHAFFHAUSEN, SWITZERLAND / July 15, 2015 / Business Wire / — Garmin Ltd. (Nasdaq: GRMN) today announced selected preliminary financial information for its fiscal second quarter which ended June 27, 2015 and updated full year 2015 guidance.

The preliminary results of operations for the second quarter of fiscal 2015 represent the most current information available to management. The Company’s actual results and full year 2015 guidance may differ materially from these preliminary results due to the completion of the company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the second quarter of fiscal 2015 are finalized.

Garmin expects to report second quarter 2015 revenue in the range of $770-775 million with a gross margin of approximately 54%. The year-over-year decline was driven primarily by currency movements negatively impacting sales by $55-60 million year-over-year on a constant currency basis across all consumer segments and a more promotional pricing environment in the fitness segment. Operating margin is expected to be approximately 21.5% as we continue to invest in research & development and advertising. Given an increased tax rate in the quarter, the resulting second quarter diluted earnings per share (EPS) is expected to be in the range of $0.70-0.72. Garmin does not expect any material non-GAAP adjustments to EPS.

Garmin expects to report second quarter 2015 revenue growth in the fitness segment of approximately 5%. The sequential slowdown in fitness revenue growth resulted primarily from the strong channel fill in second quarter 2014. Although our sell-in growth was muted, we believe that sell-through volumes across much of our fitness portfolio continue to grow at a more robust pace in 2015. The reduced revenue growth in the quarter, along with promotional pricing, increased advertising investment, and the unfavorable currency movements impacted the operating margin in the fitness segment which we expect to be approximately 21%. Also, Garmin expects to report marine revenue growth for the second quarter of 2015 of approximately 40% due to the strength of our new product introductions and related market share gains.

“Revenue performance was in line with our expectations in light of the difficult currency environment caused by a stronger US dollar. However, ongoing weakness of the Euro coupled with a stronger Taiwan Dollar has created further gross margin pressure. Additionally, the current competitive environment in the fitness market necessitates more aggressive pricing with higher advertising expenses,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd. ”We are revising our full year outlook to reflect the dynamics we face in the current operating environment.”

For the full year, Garmin continues to expect revenue of approximately $2.9 billion, unchanged from prior guidance. While fitness growth slowed in the second quarter, we expect that it will improve in the second half as sell-through trends continue to show growth, we launch new products and we recognize benefits from our advertising investments. Thus, we still anticipate full year fitness growth of approximately 25%. Total Company gross margin is expected to be in the range of 54-55% driven primarily by currency movements and promotional pricing. Previously, gross margin was expected to be approximately 56%. With expected increased investments in advertising and research & development, Garmin expects an operating margin in the range of 20-21% compared to prior guidance of 23%. Given an effective tax rate of 18-19%, Garmin now expects pro forma diluted EPS(1) of approximately $2.65 for full year 2015, compared to prior guidance of $3.10. The pro forma EPS excludes the impact of the first quarter loss associated with translation of assets and liabilities held in non-functional currencies by our global subsidiaries as shown in the table below. We do not expect a material gain or loss related to translation adjustments for the second quarter of fiscal 2015 and it is not practicable to forecast similar gains or losses for the second half of 2015.

Garmin will report second quarter 2015 results before the market opens on Wednesday, July 29, 2015 and will hold a conference call for the financial community at 10:30 a.m. ET that day to further discuss second quarter financial results and full year expectations which may include a discussion of other forward-looking and material information about business and financial matters.

Garmin will webcast the conference call which will be available at http://www.garmin.com/en-US/company/investors/events/. An archive of the live webcast will be available until October 1, 2015 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

(1) Pro Forma EPS: Management believes that net income per share before the impact of foreign currency translation gain or loss, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from balances involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. Accordingly, earnings per share before the impact of foreign currency translation gain or loss permits a consistent comparison of the Company’s operating performance between periods.

Reconciliation of GAAP Net Income per Diluted Share Guidance to Non-GAAP Income per Diluted Share Guidance

Guidance for Fiscal Year 2015

GAAP net income per diluted share	$2.45
First quarter foreign currency translation loss, net of tax effects, per diluted share	$0.20
Pro forma net income per diluted share	$2.65

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would”, “may”, “expects”, “estimates”, “plans”, “intends”, “projects”, and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2015, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2015 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2014 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2014 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

About Garmin

For over 25 years, Garmin has pioneered new GPS navigation and wireless devices and applications that are designed for people who live an active lifestyle. Garmin serves five primary business units, including automotive, aviation, fitness, marine, and outdoor recreation. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at 913-397-8200, or follow us at facebook.com/garmin, twitter.com/garmin, or youtube.com/garmin.

Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark.